PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
August 29, 2018

Contact:     Dana Perlman
Treasurer, Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2018 SECOND QUARTER REVENUE AND EPS ABOVE GUIDANCE AND RAISES FULL YEAR OUTLOOK

•	Second quarter revenue increased 13% (increased 11% on a constant currency basis) compared to the prior year period and exceeded guidance

•	Second quarter EPS exceeded guidance and was:

◦	GAAP basis: $2.12 compared to guidance of $1.98 to $2.03

◦	Non-GAAP basis: $2.18 compared to guidance of $2.05 to $2.10

•	Full year 2018 EPS outlook raised despite reduced foreign currency benefit:

◦	GAAP basis: Raised to $8.96 to $9.01 from $8.81 to $8.91 previously

◦	Non-GAAP basis: Raised to $9.20 to $9.25 from $9.05 to $9.15 previously

◦	The strengthening U.S. dollar lowered the estimated positive impact of foreign currency translation to $0.07 per share, from $0.12 previously

New York, New York - PVH Corp. [NYSE: PVH] reported 2018 second quarter results.

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are described below under the heading “Non-GAAP Exclusions.” Amounts stated on a constant currency basis are also deemed to be on a non-GAAP basis. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented later in this release and identify and quantify all excluded items.

CEO Comments:
Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “Our better than expected second quarter revenue and earnings reflected continued broad-based strength across our businesses and further underscored the momentum in our global designer lifestyle brands, CALVIN KLEIN and TOMMY HILFIGER, and the power of our diversified business model.”

Mr. Chirico continued, “We are increasingly evolving our business model and investing across our brands, our people and our platforms, while finding innovative ways to engage consumers. We have made great progress in enhancing our consumer insights capabilities, increasing our efforts around online and offline consumer experiences, and driving engagement with the next generation of consumers. As we execute on our strategic priorities, we believe that we can continue to grow our global footprint, while delivering a sustainable trajectory of long-term growth and stockholder value creation.”

Mr. Chirico concluded, “We are increasing our revenue and earnings guidance for the year, while continuing to take a prudent approach to planning our business in the second half of the year, as we experience increasing macroeconomic and geopolitical volatility around the world.”

Second Quarter Business Review:
Due to the 53rd week in 2017, second quarter 2018 comparable store sales are more appropriately compared with the thirteen week period ended August 6, 2017, instead of the period ended July 30, 2017. All comparable store sales discussed in this release are presented on this one week shifted basis.

Calvin Klein
Revenue in the Calvin Klein business for the quarter increased 18% to $925 million (increased 16% on a constant currency basis) compared to the prior year period. Calvin Klein International revenue increased 16% to $458 million (increased 13% on a constant currency basis) compared to the prior year period, driven by strong performance in Europe and Asia, including a 5% increase in comparable store sales. Calvin Klein North America revenue increased 19% to $467 million compared to the prior year period primarily as a result of strong wholesale performance and a 2% increase in comparable store sales.

Earnings before interest and taxes for the quarter increased to $105 million from $96 million in the prior year period. The earnings increase was primarily attributable to the revenue increase noted above, partially offset by the impact of aggressively clearing inventory in connection with the Fall 2018 global denim relaunch.

Tommy Hilfiger
Revenue in the Tommy Hilfiger business for the quarter increased 15% to $1.0 billion (increased 13% on a constant currency basis) compared to the prior year period. Tommy Hilfiger International revenue increased 20% to $592 million (increased 16% on a constant currency basis) compared to the prior year period, driven by continued strong performance across all regions and channels, including an 11% increase in comparable store sales. Tommy Hilfiger North America revenue increased 9% to $437 million compared to the prior year period, principally attributable to continued strong performance in the wholesale business and a 5% increase in comparable store sales.

Earnings before interest and taxes on a GAAP basis for the quarter increased to $134 million from $91 million in the prior year period. Included in earnings before interest and taxes for the current quarter were costs of $7 million related to the April 2016 acquisition of the 55% interest in the Company’s former Tommy Hilfiger joint venture in China (“TH China”) that it did not already own (the “TH China acquisition”), consisting of noncash amortization of short-lived assets. Included in earnings before interest and taxes for the prior year period were costs of (i) $7 million related to the TH China acquisition, primarily consisting of noncash amortization of short-lived assets, and (ii) $7 million in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense. Earnings before interest and taxes on a non-GAAP basis discussed below excludes these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter increased to $141 million from $105 million in the prior year period. The earnings increase was principally due to the revenue increase noted above, as well as gross margin improvements, particularly in North America, and a leveraging of expenses.

Heritage Brands
Revenue in the Heritage Brands business for the quarter decreased 3% to $380 million compared to the prior year period. Comparable store sales increased 3%.

Earnings before interest and taxes for the quarter decreased to $33 million from $35 million in the prior year period, driven by the decrease in revenue noted above.

Second Quarter Consolidated Results:
Second quarter revenue increased 13% to $2.3 billion (increased 11% on a constant currency basis) compared to the prior year period.

Earnings per share on a GAAP basis was $2.12 for the second quarter of 2018 compared to $1.52 in the prior year period. These results include the amounts with respect to the applicable period described under the heading “Non-GAAP Exclusions” later in this release. Earnings per share on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings per share on a non-GAAP basis was $2.18 for the second quarter of 2018 compared to $1.69 in the prior year period. Earnings per share on both a GAAP and non-GAAP basis for the second quarter of 2018 included a $0.03 positive impact related to foreign currency translation.

Earnings before interest and taxes on a GAAP basis for the quarter increased to $231 million from $181 million in the prior year period. Included in earnings before interest and taxes for the current quarter were costs of $7 million related to the TH China acquisition. Included in earnings before interest and taxes for the prior year period were $19 million of costs consisting of (i) $7 million related to the TH China acquisition, (ii) $7 million in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense, and (iii) $6 million in connection with the consolidation within the Company’s warehouse and distribution network in North America. Earnings before interest and taxes on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter was $238 million compared to $200 million in the prior year period. The improvement in earnings was primarily driven by growth in the Tommy Hilfiger and Calvin Klein businesses.

Net interest expense of $29 million was relatively flat as compared to the prior year period. The effective tax rate on a GAAP basis was 18.6% as compared to 20.8% in the prior year period. The effective tax rate on a non-GAAP basis was 18.8% as compared to 21.9% in the prior year period.

Six Months Consolidated Results:
Revenue for the first six months of 2018 increased 15% to $4.6 billion (increased 11% on a constant currency basis) compared to the prior year period. The revenue increase was due to:

•
An 18% increase (14% increase on a constant currency basis) in the Calvin Klein business compared to the prior year period, driven by strong performance in Europe and Asia, as well as in the North America wholesale business. International comparable store sales increased 7%. North America comparable store sales increased 4%.

•
An 18% increase (12% increase on a constant currency basis) in the Tommy Hilfiger business compared to the prior year period, driven principally by continued strong performance across all regions and channels. Tommy Hilfiger International comparable store sales increased 10%. North America comparable store sales increased 7%.

•	A 1% increase in the Heritage Brands business compared to the prior year period. Comparable store sales increased 2%.

Earnings per share on a GAAP basis was $4.42 for the first six months of 2018 compared to $2.41 in the prior year period. These results include the amounts with respect to the applicable period described under the heading “Non-GAAP Exclusions” later in this release. Earnings per share on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings per share on a non-GAAP basis was $4.55 for the first six months of 2018 compared to $3.34 in the prior year period. Earnings per share on both a GAAP and non-GAAP basis for the first six months of 2018 included a $0.23 positive impact related to foreign currency translation.

Earnings before interest and taxes on a GAAP basis for the first six months of 2018 increased to $476 million, inclusive of a $21 million positive impact due to foreign currency translation, from $294 million in the prior year period. Included in earnings before interest and taxes for the first six months of 2018 were costs of $14 million related to the TH China acquisition. Included in earnings before interest and taxes for the prior year period were $99 million of costs consisting of (i) $54 million in connection with the agreements to restructure the Company’s supply chain relationship with Li & Fung Trading Limited (“Li & Fung”), under which the Company terminated its non-exclusive buying agency agreement with Li & Fung during 2017 (the “Li & Fung termination”), (ii) $14 million related to the TH China acquisition, (iii) $14 million in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense, (iv) $9 million in connection with the noncash settlement of certain of the Company’s retirement plan benefit obligations, and (v) $7 million in connection with the consolidation within the Company’s warehouse and distribution network in North America. Earnings before interest and taxes on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings before interest and taxes on a non-GAAP basis for the first six months of 2018 was $489 million, inclusive of a $21 million positive impact due to foreign currency translation,

compared to $392 million in the prior year period. The improvement in earnings was driven by strong growth across all businesses.

Net interest expense of $58 million for the first six months of 2018 was relatively flat as compared to the prior year period. The effective tax rate on a GAAP basis for the first six months of 2018 was 17.8% as compared to 19.5% in the prior year period. The effective tax rate on a non-GAAP basis for the first six months of 2018 was 18.0% as compared to 21.3% in the prior year period.

Inventory levels increased 16% as compared to the prior year period due to a shift in the timing of inventory receipts as a result of the 53rd week in 2017 and an expected increase in third quarter of 2018 sales as compared to the prior year period.

Stock Repurchase Program:
During the first six months of 2018, the Company repurchased approximately 900,000 shares of its common stock for $137 million (7.7 million shares for $829 million since inception) under the $1.250 billion stock repurchase program authorized by the Board of Directors through June 3, 2020. Stock repurchases under the program may be made from time to time over the period through open market purchases, accelerated share repurchase programs, privately negotiated transactions or other methods, as the Company deems appropriate. Purchases are made based on a variety of factors, such as price, corporate requirements and overall market conditions, applicable legal requirements and limitations, restrictions under the Company’s debt arrangements, trading restrictions under the Company’s insider trading policy and other relevant factors. The program may be modified by the Board, including to increase or decrease the repurchase limitation or extend, suspend, or terminate the program, at any time, without prior notice.

2018 Outlook:
The Company’s effective tax rate projections for 2018 include estimates of the impacts of the U.S. Tax Cuts and Jobs Act of 2017 (the “Tax Legislation”) enacted on December 22, 2017, including (i) the reduction of the corporate income tax rate from 35% to 21%, (ii) the implementation of a modified territorial tax system, (iii) the introduction of a tax on foreign income in excess of a deemed return on tangible assets of foreign corporations (known as “GILTI”) and (iv) the introduction of a base erosion anti-abuse tax measure (known as “BEAT”) that taxes certain payments between U.S. corporations and their subsidiaries. These projections are subject to adjustment in 2018, including as a result of changes in the provisional net tax benefit of $53 million recorded in the fourth quarter of 2017, during the measurement period allowed by the Securities and Exchange Commission as regulatory guidance needs to be issued in regard to the Tax Legislation and as the Company completes its final analysis of the impacts of the Tax Legislation.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Full Year Guidance
Revenue in the second half of 2018 will be negatively impacted compared to the prior year period as a result of an additional week of revenue (a 53rd week) in 2017. The total negative impact in the second half of 2018 compared to the prior year period is approximately $150 million, comprised of (i) approximately $80 million due to the reduction of one week of revenue in the fourth quarter of 2018 as compared to the fourth quarter of 2017 and (ii) approximately $70 million that shifted into the first half of 2018 and out of the second half of 2018 as compared to the prior year periods due to the fiscal calendar misalignment in 2018 as compared to 2017, as illustrated below.

(In millions)	2018 vs. 2017 Revenue Impact
	First Half	Second Half	Full Year
(i) Reduction of One Week of Revenue	$—	$(80)	$(80)
(ii) Fiscal Calendar Misalignment	70	(70)	—
Total Revenue Impact	$70	$(150)	$(80)

In addition, the Company continues to plan that the second half of 2018 will include an increase of approximately $15 million in marketing expenditures compared to the prior year period, principally related to CALVIN KLEIN. Marketing expenditures as a percentage of full year revenue in 2018 remains consistent as compared to the prior year.

The Company currently projects that 2018 earnings per share on a GAAP basis will be in a range of $8.96 to $9.01 compared to $6.84 in 2017. The Company currently projects that 2018 earnings per share on a non-GAAP basis will be in a range of $9.20 to $9.25 compared to $7.94 in 2017. Both the GAAP and non-GAAP projections include the estimated positive impact of approximately $0.07 per share related to foreign currency translation, consisting of the positive impact of $0.23 in the first half of 2018, partially offset by an estimated negative impact of $0.16 in the second half of 2018.

Revenue in 2018 is projected to increase approximately 7% (increase approximately 6% on a constant currency basis) as compared to 2017. Revenue for the Calvin Klein business is projected to increase approximately 8% (also on a constant currency basis). Revenue for the Tommy Hilfiger business is projected to increase approximately 9% (increase approximately 8% on a constant currency basis). Revenue for the Heritage Brands business is projected to increase approximately 1%.

Net interest expense in 2018 is projected to decrease to approximately $117 million from $122 million in 2017. The Company estimates that the 2018 effective tax rate will be in a range of 13.5% to 14.5%, which includes the estimated impact of the Tax Legislation.

The Company’s estimate of 2018 earnings per share on a non-GAAP basis excludes approximately $25 million of pre-tax costs to be incurred related to the TH China acquisition, consisting of noncash amortization of short-lived assets, and the resulting estimated tax effect.

Third Quarter Guidance
The Company currently projects that third quarter 2018 earnings per share on a GAAP basis will be in a range of $3.03 to $3.06 compared to $3.05 in the prior year period. The Company projects that third quarter 2018 earnings per share on a non-GAAP basis will be in a range of $3.10 to $3.13 compared to $3.02 in the prior year period. Both the GAAP and non-GAAP projections include an estimated negative impact of approximately $0.09 per share related to foreign currency translation.

Revenue in the third quarter of 2018 is projected to increase approximately 7% (increase approximately 9% on a constant currency basis) compared to the prior year period. Revenue for the Calvin Klein business in the third quarter is projected to increase approximately 5% (increase approximately 7% on a constant currency basis). Revenue for the Tommy Hilfiger business in the third quarter is projected to increase approximately 10% (increase approximately 12% on a constant currency basis). Revenue for the Heritage Brands business in the third quarter is projected to increase approximately 8%.

Net interest expense in the third quarter of 2018 is projected to decrease to approximately $30 million compared to $31 million in the prior year period. The Company estimates that the third quarter 2018 effective tax rate will be in a range of 4% to 5%.

The Company’s estimate of third quarter 2018 earnings per share on a non-GAAP basis excludes approximately $7 million of pre-tax costs to be incurred related to the TH China acquisition, consisting of noncash amortization of short-lived assets, and the resulting estimated tax effect.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•
Pre-tax costs of approximately $25 million incurred and to be incurred in 2018 related to the TH China acquisition, consisting of noncash amortization of short-lived assets, of which $7 million was incurred in the first quarter, $7 million was incurred in the second quarter and approximately $7 million is to be incurred in the third quarter.

•
Pre-tax costs of $83 million incurred in the fourth quarter of 2017 in connection with an amendment to Mr. Tommy Hilfiger’s employment agreement pursuant to which the Company made a cash buyout of a portion of the future payments to Mr. Hilfiger.

•	Pre-tax costs of $54 million incurred in the first quarter of 2017 in connection with the Li & Fung termination.

•	Pre-tax costs of $28 million incurred in the fourth quarter of 2017 in connection with the Company’s redemption and issuance of senior notes, including $24 million related to the early redemption of the $700 million 4 1/2% senior notes and $4 million related to the issuance of €600 million 3 1/8% senior notes.

•
Pre-tax costs of $27 million incurred in 2017 related to the TH China acquisition, primarily consisting of noncash amortization of short-lived assets, of which $7 million was incurred in the first quarter, $7 million was incurred in the second quarter, $6 million was incurred in the third quarter and $7 million was incurred in the fourth quarter.

•
Pre-tax costs of $19 million incurred in 2017 in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense, of which $7 million was incurred in the first quarter, $7 million was incurred in the second quarter and $5 million was incurred in the third quarter.

•
Pre-tax costs of $9 million incurred in the first quarter of 2017 in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer.

•
Pre-tax net costs of $8 million incurred in 2017 in connection with the consolidation within the Company’s warehouse and distribution network in North America, of which $2 million of costs were incurred in the first quarter, $6 million of costs were incurred in the second quarter, $3 million of costs were incurred in the third quarter and a net gain of $2 million was recorded in the fourth quarter, which included the impact of the sale of a warehouse and distribution center.

•	Pre-tax loss of $3 million recorded in the fourth quarter of 2017 related to the recognized actuarial loss on retirement plans.

•
Discrete tax benefits of $23 million recorded in 2017 primarily related to the resolution of uncertain tax positions, of which $13 million was recorded in the third quarter and $10 million was recorded in the fourth quarter.

•
Discrete net tax benefit of $53 million recorded in the fourth quarter of 2017 in connection with the Tax Legislation, consisting of a $265 million benefit primarily from the remeasurement of the Company’s net deferred tax liabilities, partially offset by a $38 million valuation allowance on the Company’s foreign tax credits and a $174 million transition tax on earnings of foreign subsidiaries deemed to be repatriated.

•	Discrete tax benefit of $15 million recorded in the fourth quarter of 2017 related to an excess tax benefit from the exercise of stock options by the Company’s Chief Executive Officer.

•
Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

As a supplement to the Company’s GAAP results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.

The Company calculates constant currency revenue information by translating its foreign revenues for the current year period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the current year period).

Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

Please see Tables 1 through 6 and the sections entitled “Reconciliations of 2018 Constant Currency Revenue” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its second quarter earnings release is scheduled for Thursday, August 30, 2018 at 9:00 a.m. EDT. Please log on to the Company’s web site at www.PVH.com and go to the Events page included in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.PVH.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode 9172811. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors, and other factors; (iv) the Company’s ability to manage its growth and inventory, including the Company’s ability to realize benefits from acquisitions; (v) quota restrictions, the imposition of safeguard controls and the imposition of duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, any of which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed; (vi) the availability and cost of raw materials; (vii) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (viii) changes in available factory and shipping capacity, wage and shipping cost escalation, civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (ix) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (x) acquisitions and divestitures and issues arising with acquisitions, divestitures and proposed transactions, including, without limitation, the ability to integrate an acquired entity or business into the Company with no substantial adverse effect on the acquired entity’s, the acquired business’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance, and the ability to operate effectively and profitably the Company’s continuing businesses after the sale or other disposal of a subsidiary, business or the assets thereof; (xi) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xii) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xiii) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xiv) the impact of new and revised tax legislation and regulations, particularly the recently enacted U.S. Tax Cuts and Jobs Act and the still to-be-issued regulations with respect thereto that might disproportionately affect the Company as compared to some of its peers due to the specific tax structure of the Company and its greater percentage of revenues and income generated outside of the U.S.; and (xv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.PVH.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In millions, except per share data)

	Quarter Ended		Six Months Ended
	8/5/18	7/30/17	8/5/18	7/30/17

Net sales	$2,223.2	$1,963.5	$4,416.7	$3,838.5
Royalty revenue	81.5	81.4	170.9	168.7
Advertising and other revenue	29.0	25.0	60.7	51.7
Total revenue	$2,333.7	$2,069.9	$4,648.3	$4,058.9

Gross profit on net sales	$1,186.5	$1,040.9	$2,356.4	$2,007.7
Gross profit on royalty, advertising and other revenue	110.5	106.4	231.6	220.4
Total gross profit	1,297.0	1,147.3	2,588.0	2,228.1

Selling, general and administrative expenses	1,071.5	971.0	2,124.5	1,931.9

Non-service related pension and postretirement (income) cost	(2.6)	(2.5)	(5.1)	4.6

Equity in net income of unconsolidated affiliates	3.3	1.7	7.1	2.1

Earnings before interest and taxes	231.4	180.5	475.7	293.7

Interest expense, net	29.1	29.7	57.5	58.4

Pre-tax income	202.3	150.8	418.2	235.3

Income tax expense	37.6	31.4	74.6	45.8

Net income	164.7	119.4	343.6	189.5

Less: Net loss attributable to redeemable non-controlling interest (1)	(0.5)	(0.3)	(1.0)	(0.6)

Net income attributable to PVH Corp.	$165.2	$119.7	$344.6	$190.1

Diluted net income per common share attributable to PVH Corp. (2)	$2.12	$1.52	$4.42	$2.41

	Quarter Ended		Six Months Ended
	8/5/18	7/30/17	8/5/18	7/30/17

Depreciation and amortization expense	$83.0	$80.6	$166.2	$157.8

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	The Company and Arvind Limited have a joint venture in Ethiopia in which the Company owns a 75% interest.

(2)	Please see Note A in the Notes to Consolidated GAAP Income Statements for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures
(In millions, except per share data)

The Company believes it is useful to investors to present its results for the periods ended August 5, 2018 and July 30, 2017 excluding (i) the costs incurred in the first and second quarters of 2018 and 2017 related to the acquisition of the 55% interest in TH Asia, Ltd. (“TH China”), its former joint venture for TOMMY HILFIGER in China, that it did not already own (the “TH China acquisition”), primarily consisting of noncash amortization of short-lived assets; (ii) the costs incurred in the first quarter of 2017 in connection with agreements to restructure its supply chain relationship with Li & Fung Trading Limited (“Li & Fung”), under which the Company terminated its non-exclusive buying agency agreement with Li & Fung in 2017 (the “Li & Fung termination”); (iii) the costs incurred in the first quarter of 2017 in connection with the noncash settlement of certain of its benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; (iv) the costs incurred in the first and second quarters of 2017 in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (v) the costs incurred in the first and second quarters of 2017 in connection with the consolidation within its warehouse and distribution network in North America; and (vi) the tax effects associated with the foregoing pre-tax items, which are on a non-GAAP basis. The Company excludes these amounts because it deems them to be non-recurring or non-operational and believes that their exclusion (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 6 for the reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended		Six Months Ended
	8/5/18	7/30/17	8/5/18	7/30/17

Non-GAAP Measures
Selling, general and administrative expenses (1)	$1,064.8	$951.8	$2,110.9	$1,842.8
Non-service related pension and postretirement income (2)				(4.8)
Earnings before interest and taxes (3)	238.1	199.7	489.3	392.2
Income tax expense (4)	39.4	37.2	77.9	71.1
Net income attributable to PVH Corp. (5)	170.1	133.1	354.9	263.3
Diluted net income per common share attributable to PVH Corp. (6)	$2.18	$1.69	$4.55	$3.34

Depreciation and amortization expense (7)	$76.3	$69.6	$152.6	$136.0

(1) Please see Table 3 for the reconciliations of GAAP selling, general and administrative (“SG&A”) expenses to SG&A expenses on a non-GAAP basis.
(2) Please see Table 4 for the reconciliation of GAAP non-service related pension and postretirement cost to non-service related pension and postretirement income on a non-GAAP basis.
(3) Please see Table 2 for the reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis.
(4)    Please see Table 5 for the reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(5) Please see Table 1 for the reconciliations of GAAP net income to net income on a non-GAAP basis.
(6)    Please see Note A in the Notes to Consolidated GAAP Income Statements for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

(7) Please see Table 6 for the reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net income to net income on a non-GAAP basis

	Quarter Ended		Six Months Ended
	8/5/18	7/30/17	8/5/18	7/30/17

Net income attributable to PVH Corp.	$165.2	$119.7	$344.6	$190.1

Diluted net income per common share attributable to PVH Corp.(1)	$2.12	$1.52	$4.42	$2.41

Pre-tax items excluded:

SG&A expenses associated with the Li & Fung termination				54.2

SG&A expenses associated with the relocation of the Tommy Hilfiger office in New York (including noncash depreciation expense)		7.1		14.1

SG&A expenses associated with the TH China acquisition (primarily consisting of noncash amortization of short-lived assets)	6.7	6.6	13.6	13.5

SG&A expenses associated with the consolidation within the Company’s warehouse and distribution network in North America		5.5		7.3

Expenses associated with the noncash settlement of certain of the Company’s retirement plan benefit obligations (recorded in non-service related pension and postretirement (income) cost)				9.4

Tax effects of the above pre-tax items(2)	(1.8)	(5.8)	(3.3)	(25.3)

Net income on a non-GAAP basis attributable to PVH Corp.	$170.1	$133.1	$354.9	$263.3

Diluted net income per common share on a non-GAAP basis attributable to PVH Corp.(1)	$2.18	$1.69	$4.55	$3.34

(1)   Please see Note A in the Notes to the Consolidated GAAP Income Statements for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 5 for an explanation of the calculation of the tax effects of the above items.

Table 2 - Reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

	Quarter Ended		Six Months Ended
	8/5/18	7/30/17	8/5/18	7/30/17

Earnings before interest and taxes	$231.4	$180.5	$475.7	$293.7

Items excluded:

SG&A expenses associated with the Li & Fung termination				54.2

SG&A expenses associated with the relocation of the Tommy Hilfiger office in New York (including noncash depreciation expense)		7.1		14.1

SG&A expenses associated with the TH China acquisition (primarily consisting of noncash amortization of short-lived assets)	6.7	6.6	13.6	13.5

SG&A expenses associated with the consolidation within the Company’s warehouse and distribution network in North America		5.5		7.3

Expenses associated with the noncash settlement of certain of the Company’s retirement plan benefit obligations (recorded in non-service related pension and postretirement (income) cost)				9.4

Earnings before interest and taxes on a non-GAAP basis	$238.1	$199.7	$489.3	$392.2

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 3 - Reconciliations of GAAP SG&A expenses to SG&A expenses on a non-GAAP basis

	Quarter Ended		Six Months Ended
	8/5/18	7/30/17	8/5/18	7/30/17

SG&A expenses	$1,071.5	$971.0	$2,124.5	$1,931.9

Items excluded:

Expenses associated with the Li & Fung termination				(54.2)

Expenses associated with the relocation of the Tommy Hilfiger office in New York (including noncash depreciation expense)		(7.1)		(14.1)

Expenses associated with the TH China acquisition (primarily consisting of noncash amortization of short-lived assets)	(6.7)	(6.6)	(13.6)	(13.5)

Expenses associated with the consolidation within the Company’s warehouse and distribution network in North America		(5.5)		(7.3)

SG&A expenses on a non-GAAP basis	$1,064.8	$951.8	$2,110.9	$1,842.8

Table 4 - Reconciliation of GAAP non-service related pension and postretirement cost to non-service related pension and postretirement income on a non-GAAP basis

Six Months Ended
7/30/17

Non-service related pension and postretirement cost	$4.6

Item excluded:

Expenses associated with the noncash settlement of certain of the Company’s retirement plan benefit obligations	(9.4)

Non-service related pension and postretirement income on a non-GAAP basis	$(4.8)

Table 5 - Reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis

	Quarter Ended		Six Months Ended
	8/5/18	7/30/17	8/5/18	7/30/17

Income tax expense	$37.6	$31.4	$74.6	$45.8

Item excluded:

Tax effects of pre-tax items identified as non-GAAP exclusions (1)	1.8	5.8	3.3	25.3

Income tax expense on a non-GAAP basis	$39.4	$37.2	$77.9	$71.1

(1) The estimated tax effects associated with the Company’s exclusions on a non-GAAP basis are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 6 - Reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis

	Quarter Ended		Six Months Ended
	8/5/18	7/30/17	8/5/18	7/30/17

Depreciation and amortization expense	$83.0	$80.6	$166.2	$157.8

Items excluded:

Amortization of short-lived assets associated with the TH China acquisition	(6.7)	(6.4)	(13.6)	(12.7)

Depreciation associated with the relocation of the Tommy Hilfiger office in New York		(4.6)		(9.1)

Depreciation and amortization expense on a non-GAAP basis	$76.3	$69.6	$152.6	$136.0

PVH CORP.
Notes to Consolidated GAAP Income Statements
(In millions, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended				Quarter Ended
	8/5/18				7/30/17
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income attributable to PVH Corp.	$165.2	$(4.9)		$170.1	$119.7	$(13.4)		$133.1

Weighted average common shares	77.0			77.0	77.8			77.8
Weighted average dilutive securities	0.9			0.9	0.9			0.9
Total shares	77.9			77.9	78.7			78.7

Diluted net income per common share attributable to PVH Corp.	$2.12			$2.18	$1.52			$1.69

	Six Months Ended				Six Months Ended
	8/5/18				7/30/17
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income attributable to PVH Corp.	$344.6	$(10.3)		$354.9	$190.1	$(73.2)		$263.3

Weighted average common shares	77.0			77.0	78.0			78.0
Weighted average dilutive securities	1.0			1.0	0.8			0.8
Total shares	78.0			78.0	78.8			78.8

Diluted net income per common share attributable to PVH Corp.	$4.42			$4.55	$2.41			$3.34

(1)
Represents the impact on net income in the periods ended August 5, 2018 from the elimination of the costs related to the TH China acquisition, consisting of noncash amortization of short-lived assets, and the resulting tax effect. Please see Table 1 for the reconciliation of GAAP net income to net income on a non-GAAP basis.

(2) Represents the impact on net income in the periods ended July 30, 2017 from the elimination of (i) the costs related to the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (ii) the costs in connection with the Li & Fung termination; (iii) the costs in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; (iv) the costs in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (v) the costs in connection with the consolidation within the Company’s warehouse and distribution network in North America; and (vi) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliation of GAAP net income to net income on a non-GAAP basis.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	8/5/18	7/30/17
ASSETS
Current Assets:
Cash and Cash Equivalents	$431.1	$559.4
Receivables	731.6	672.6
Inventories	1,731.0	1,498.6
Other	272.3	204.9
Total Current Assets	3,166.0	2,935.5
Property, Plant and Equipment	881.3	805.8
Goodwill and Other Intangible Assets	7,284.6	7,348.7
Other Assets	365.8	363.9
	$11,697.7	$11,453.9

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,750.3	$1,615.2
Short-Term Borrowings	85.4	18.0
Current Portion of Long-Term Debt	—	—
Other Liabilities	1,402.1	1,536.7
Long-Term Debt	2,893.5	3,185.7
Redeemable Non-Controlling Interest	1.0	3.1
Stockholders’ Equity	5,565.4	5,095.2
	$11,697.7	$11,453.9

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	8/5/18	7/30/17

Calvin Klein North America
Net sales	$425.0	$348.3
Royalty revenue	32.0	31.6
Advertising and other revenue	10.5	12.3
Total	467.5	392.2

Calvin Klein International
Net sales	435.3	370.0
Royalty revenue	16.0	17.3
Advertising and other revenue	6.3	7.0
Total	457.6	394.3

Total Calvin Klein
Net sales	860.3	718.3
Royalty revenue	48.0	48.9
Advertising and other revenue	16.8	19.3
Total	925.1	786.5

Tommy Hilfiger North America
Net sales	417.8	380.8
Royalty revenue	14.5	15.3
Advertising and other revenue	4.3	3.7
Total	436.6	399.8

Tommy Hilfiger International
Net sales	572.3	479.1
Royalty revenue	13.0	11.7
Advertising and other revenue	6.7	1.0
Total	592.0	491.8

Total Tommy Hilfiger
Net sales	990.1	859.9
Royalty revenue	27.5	27.0
Advertising and other revenue	11.0	4.7
Total	1,028.6	891.6

Heritage Brands Wholesale
Net sales	302.0	316.7
Royalty revenue	5.0	4.7
Advertising and other revenue	1.1	0.9
Total	308.1	322.3

Heritage Brands Retail
Net sales	70.8	68.6
Royalty revenue	1.0	0.8
Advertising and other revenue	0.1	0.1
Total	71.9	69.5

Total Heritage Brands
Net sales	372.8	385.3
Royalty revenue	6.0	5.5
Advertising and other revenue	1.2	1.0
Total	380.0	391.8

Total Revenue
Net sales	2,223.2	1,963.5
Royalty revenue	81.5	81.4
Advertising and other revenue	29.0	25.0
Total	$2,333.7	$2,069.9

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	8/5/18			7/30/17
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$59.8		$59.8	$48.0		$48.0

Calvin Klein International	45.2		45.2	47.5		47.5

Total Calvin Klein	105.0		105.0	95.5		95.5

Tommy Hilfiger North America	74.2		74.2	53.2	$(7.1)	60.3

Tommy Hilfiger International	59.8	$(6.7)	66.5	38.2	(6.6)	44.8

Total Tommy Hilfiger	134.0	(6.7)	140.7	91.4	(13.7)	105.1

Heritage Brands Wholesale	26.5		26.5	30.5		30.5

Heritage Brands Retail	6.1		6.1	4.5		4.5

Total Heritage Brands	32.6		32.6	35.0		35.0

Corporate	(40.2)		(40.2)	(41.4)	(5.5)	(35.9)

Total earnings before interest and taxes	$231.4	$(6.7)	$238.1	$180.5	$(19.2)	$199.7

(1)	The adjustment for the quarter ended August 5, 2018 represents the elimination of the costs related to the TH China acquisition, consisting of noncash amortization of short-lived assets.

(2)
The adjustments for the quarter ended July 30, 2017 represent the elimination of (i) the costs related to the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (ii) the costs in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; and (iii) the costs in connection with the consolidation within the Company’s warehouse and distribution network in North America.

PVH CORP.
Segment Data (continued)
(In millions)

REVENUE BY SEGMENT
	Six Months Ended	Six Months Ended
	8/5/18	7/30/17
Calvin Klein North America
Net sales	$792.3	$678.4
Royalty revenue	66.0	66.7
Advertising and other revenue	23.7	22.5
Total	882.0	767.6

Calvin Klein International
Net sales	884.1	724.8
Royalty revenue	34.5	36.9
Advertising and other revenue	14.5	13.0
Total	933.1	774.7

Total Calvin Klein
Net sales	1,676.4	1,403.2
Royalty revenue	100.5	103.6
Advertising and other revenue	38.2	35.5
Total	1,815.1	1,542.3

Tommy Hilfiger North America
Net sales	756.7	678.9
Royalty revenue	32.9	31.8
Advertising and other revenue	8.2	7.6
Total	797.8	718.3

Tommy Hilfiger International
Net sales	1,209.5	986.9
Royalty revenue	25.0	21.8
Advertising and other revenue	12.1	6.6
Total	1,246.6	1,015.3

Total Tommy Hilfiger
Net sales	1,966.2	1,665.8
Royalty revenue	57.9	53.6
Advertising and other revenue	20.3	14.2
Total	2,044.4	1,733.6

Heritage Brands Wholesale
Net sales	642.8	643.5
Royalty revenue	10.4	9.7
Advertising and other revenue	2.0	1.8
Total	655.2	655.0

Heritage Brands Retail
Net sales	131.3	126.0
Royalty revenue	2.1	1.8
Advertising and other revenue	0.2	0.2
Total	133.6	128.0

Total Heritage Brands
Net sales	774.1	769.5
Royalty revenue	12.5	11.5
Advertising and other revenue	2.2	2.0
Total	788.8	783.0

Total Revenue
Net sales	4,416.7	3,838.5
Royalty revenue	170.9	168.7
Advertising and other revenue	60.7	51.7
Total	$4,648.3	$4,058.9

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Six Months Ended			Six Months Ended
	8/5/18			7/30/17
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$103.3		$103.3	$89.9		$89.9

Calvin Klein International	110.3		110.3	99.1		99.1

Total Calvin Klein	213.6		213.6	189.0		189.0

Tommy Hilfiger North America	115.0		115.0	34.4	$(45.4)	79.8

Tommy Hilfiger International	151.0	$(13.6)	164.6	90.3	(36.4)	126.7

Total Tommy Hilfiger	266.0	(13.6)	279.6	124.7	(81.8)	206.5

Heritage Brands Wholesale	66.3		66.3	60.8		60.8

Heritage Brands Retail	7.9		7.9	6.0		6.0

Total Heritage Brands	74.2		74.2	66.8		66.8

Corporate	(78.1)		(78.1)	(86.8)	(16.7)	(70.1)

Total earnings before interest and taxes	$475.7	$(13.6)	$489.3	$293.7	$(98.5)	$392.2

(1)	The adjustment for the six months ended August 5, 2018 represents the elimination of the costs related to the TH China acquisition, consisting of noncash amortization of short-lived assets.

(2)
The adjustments for the six months ended July 30, 2017 represent the elimination of (i) the costs related to the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (ii) the costs in connection with the Li & Fung termination; (iii) the costs in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; (iv) the costs in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; and (v) the costs in connection with the consolidation within the Company’s warehouse and distribution network in North America.

PVH CORP.
Reconciliations of 2018 Constant Currency Revenue
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the current year period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the current year period).
Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Positive Impact of Foreign Exchange	Constant Currency
	8/5/18	7/30/17

Calvin Klein North America	$467.5	$392.2	19.2%	0.2%	19.0%
Calvin Klein International	457.6	394.3	16.1%	2.8%	13.3%
Total Calvin Klein	925.1	786.5	17.6%	1.4%	16.2%

Tommy Hilfiger North America	$436.6	$399.8	9.2%	0.2%	9.0%
Tommy Hilfiger International	592.0	491.8	20.4%	4.2%	16.2%
Total Tommy Hilfiger	1,028.6	891.6	15.4%	2.4%	13.0%

Total Revenue	$2,333.7	$2,069.9	12.7%	1.6%	11.1%

	GAAP Revenue		% Change
	Six Months Ended		GAAP	Positive Impact of Foreign Exchange	Constant Currency
	8/5/18	7/30/17

Total Calvin Klein	$1,815.1	$1,542.3	17.7%	3.5%	14.2%

Total Tommy Hilfiger	$2,044.4	$1,733.6	17.9%	5.8%	12.1%

Total Revenue	$4,648.3	$4,058.9	14.5%	3.8%	10.7%

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its 2018 estimated results excluding the costs incurred and to be incurred related to the TH China acquisition, consisting of noncash amortization of short-lived assets and the resulting estimated tax effect. The 2018 estimated results are presented on both a GAAP and non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts because it deems them to be non-recurring or non-operational and believes that excluding them (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the item described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies. The estimated tax effect associated with the above pre-tax item is based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated the item identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. The item is identified as tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction.

2018 Net Income Per Common Share Reconciliations	Current Guidance		Previous Guidance
	Full Year 2018 (Estimated)	Third Quarter 2018 (Estimated)	Full Year 2018 (Estimated)	Second Quarter 2018 (Estimated)

GAAP net income per common share attributable to PVH Corp.	$8.96 - $9.01	$3.03 - $3.06	$8.81 - $8.91	$1.98 - $2.03
Estimated per common share impact of item identified as a non-GAAP exclusion	$(0.24)	$(0.07)	$(0.24)	$(0.07)
Net income per common share attributable to PVH Corp. on a non-GAAP basis	$9.20 - $9.25	$3.10 - $3.13	$9.05 - $9.15	$ 2.05 - $2.10

The GAAP net income per common share attributable to PVH Corp. amounts presented in the above table, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of (i) acquisition, restructuring, divestment or similar transactions or activities, (ii) the timing and strategy of restructuring and integration initiatives or other one-time events, if any, that the Company engages in or suffers during the period, (iii) any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans, (iv) the imposition of significant tariffs on apparel, footwear and accessories imported from China or any of the Company’s other significant sourcing countries, (v) adjustments to the Company’s income tax provision related to the U.S. Tax Cuts and Jobs Act of 2017 (the “Tax Legislation”), including as a result of changes in the provisional amounts recorded in 2017 during the permitted measurement period, as regulatory guidance may be issued related to the Tax Legislation and as the Company completes its final analysis of the impacts of the Tax Legislation, or (vi) any discrete tax events including changes in tax rates or tax law and events arising from audits or the resolution of uncertain tax positions. The Company has no current understanding or agreement regarding any such transaction or definitive plans regarding any such activity that has not been announced or completed.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

2018 Estimated Revenue on a Constant Currency Basis Reconciliation
	Full Year 2018 (Estimated) (Consolidated)	Full Year 2018 (Estimated) (Calvin Klein)	Full Year 2018 (Estimated) (Tommy Hilfiger)	Third Quarter 2018 (Estimated) (Consolidated)	Third Quarter 2018 (Estimated) (Calvin Klein)	Third Quarter 2018 (Estimated) (Tommy Hilfiger)

GAAP revenue increase	7%	8%	9%	7%	5%	10%
Positive (negative) impact of foreign exchange	1%	—%	1%	(2)%	(2)%	(2)%
Non-GAAP revenue increase on a constant currency basis	6%	8%	8%	9%	7%	12%

Please refer to the section entitled “Reconciliations of 2018 Constant Currency Revenue” for a description of the presentation of constant currency amounts.

Reconciliation of GAAP Diluted Net Income Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis (Net Income in millions)
	Full Year 2017				Third Quarter 2017
	(Actual)				(Actual)
(In millions, except per share data)	Results Under GAAP	Adjustments	(1)	Non-GAAP Results	Results Under GAAP	Adjustments	(2)	Non-GAAP Results

Net income	$537.8	$(86.6)		$624.4	$239.2	$1.8		$237.4
Total weighted average shares	78.6			78.6	78.5			78.5

Diluted net income per common share	$6.84			$7.94	$3.05			$3.02

(1) Represents the impact on net income in the year ended February 4, 2018 from the elimination of (i) a $2.5 million recognized actuarial loss on retirement plans; (ii) $26.9 million of costs related to the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (iii) $54.2 million of costs in connection with the Li & Fung termination; (iv) $19.2 million of costs in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (v) $9.4 million of costs in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; (vi) $8.0 million of net costs in connection with the consolidation within the Company’s warehouse and distribution network in North America, which included a gain recorded on the sale of a warehouse and distribution center; (vii) $82.9 million of costs in connection with an amendment to Mr. Tommy Hilfiger’s employment agreement pursuant to which the Company made a cash buyout of a portion of future payments to Mr. Hilfiger; (viii) $23.9 million of costs in connection with the early redemption of the Company’s $700 million 4 1/2% senior notes; (ix) $4.2 million of costs in connection with the issuance of the Company’s €600 million 3 1/8% senior notes; (x) $54.0 million of tax benefits associated with the foregoing pre-tax items; (xi) $22.6 million of discrete tax benefits related to the resolution of uncertain tax positions; (xii) a $52.8 million discrete net tax benefit associated with the Tax Legislation; and (xiii) a $15.2 million discrete tax benefit related to an excess tax benefit from the exercise of stock options by the Company’s Chief Executive Officer.

(2) Represents the impact on net income in the quarter ended October 29, 2017 from the elimination of (i) $6.4 million of costs related to the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (ii) $5.1 million of costs in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (iii) $2.5 million of costs in connection with the consolidation within the Company’s warehouse and distribution network in North America; (iv) $3.0 million of tax benefits associated with the foregoing pre-tax items; and (v) $12.8 million of discrete tax benefits related to the resolution of uncertain tax positions.